Exhibit 1.1

NOTE ABOUT BY-LAWS:

The following are the by-laws of Fiat S.p.A. as approved by Fiat S.p.A.’s stockholders at the annual general meeting on June 23, 2005. These by-laws are not yet in force; they will take effect when they are registered with the Registro Imprese (Companies’ Registry), which is expected to occur during July 2005.

STATUTO DELLA FIAT S.P.A.

Art. 1—Denominazione

È costituita una società per azioni denominata “Fiat S.p.A.”.
La denominazione può essere scritta in lettere maiuscole o minuscole, con o senza interpunzione.

Art. 2—Sede
La società ha sede in Torino.

Art. 3—Oggetto

La società ha per oggetto l’esercizio, attraverso società od enti di partecipazione, o direttamente, di attività nel campo della motorizzazione civile e commerciale, dei trasporti, della meccanizzazione, dell’equipaggiamento agricolo, dell’energia e della propulsione, nonché di qualsiasi altra attività industriale, commerciale, finanziaria e terziaria in genere.

Per il conseguimento e nell’ambito di tali finalità la società potrà:

•	operare, tra l’altro, nei settori dell’industria meccanica, elettrica, elettromeccanica, termomeccanica, elettronica, nucleare, chimica, mineraria, siderurgica, metallurgica; delle telecomunicazioni; dell’ingegneria civile, industriale, agraria; dell’editoria e dell’informazione; del turismo e di altre industrie terziarie;

•	assumere partecipazioni ed interessenze in società ed imprese di ogni tipo e forma; acquistare, vendere e collocare azioni, quote, obbligazioni;

•	provvedere al finanziamento delle società ed enti di partecipazione ed al coordinamento tecnico, commerciale, finanziario ed amministrativo delle loro attività;

•	acquisire, nell’interesse proprio e delle società ed enti di partecipazione, titolarità ed uso di diritti su beni immateriali, disponendone l’utilizzo nell’ambito delle medesime società ed enti di partecipazione;

•	promuovere ed assicurare lo svolgimento di attività di ricerca e sperimentazione e l’utilizzo e lo sfruttamento dei risultati;

•	compiere, nell’interesse proprio e delle società ed enti di partecipazione, qualsiasi operazione mobiliare, immobiliare, finanziaria, commerciale, associativa, comprese l’assunzione di mutui e finanziamenti e la prestazione, anche a favore di terzi, di avalli, fidejussioni e altre garanzie, reali comprese.

Art. 4—Durata

La durata della società è stabilita fino al 31 dicembre 2100.

Art. 5—Capitale Sociale

Il capitale sociale è di Euro 4.918.113.540, suddiviso in numero 800.417.598 azioni ordinarie, numero 103.292.310 azioni privilegiate e numero 79.912.800 azioni di risparmio tutte da nominali Euro 5 cadauna.

A seguito delle deliberazioni assunte dal consiglio di amministrazione in data 10 dicembre 2001 e 26 giugno 2003, il capitale sociale potrà aumentare, a pagamento, per massimi Euro 81.886.460 mediante emissione di massime n. 16.377.292 azioni ordinarie da nominali Euro 5 cadauna da emettersi il 1° febbraio 2007 a seguito dell’esercizio dei “Warrant FIAT ordinarie 2007”.

Gli amministratori hanno la facoltà, entro il giorno 11 settembre 2007, di aumentare in una o più volte il capitale fino ad un ammontare di Euro 8 miliardi e di emettere in una o più volte obbligazioni convertibili fino allo stesso ammontare.

Gli aumenti di capitale deliberati in esecuzione della delega possono essere riservati, nel limite dell’1% del capitale sociale, a dipendenti della società e/o di società controllate, secondo modalità e criteri stabiliti dal consiglio di amministrazione.

Nell’esercizio di tale delega, l’aumento del capitale sociale, anche al servizio della conversione di obbligazioni o dell’esercizio di warrant, può avvenire mediante emissione di azioni di categorie già esistenti.

L’assemblea straordinaria, con deliberazione del 12 settembre 2002, ha stabilito che gli amministratori, in virtù della delega di cui sopra ed alle particolari condizioni e nei termini ivi stabiliti, devono deliberare l’aumento del capitale riservandolo ai sensi del settimo comma dell’articolo 2441 del codice civile alle banche individuate nella suddetta deliberazione, con sottoscrizione e liberazione delle azioni ordinarie di nuova emissione esclusivamente mediante compensazione dei loro crediti in linea capitale fino a complessivi massimi Euro 3 miliardi.

Art. 6—Categorie di azioni e rappresentante comune

Le azioni ordinarie e quelle privilegiate sono nominative; le azioni di risparmio sono al portatore o nominative a scelta dell’azionista o per disposto di legge; tutte le azioni sono emesse in regime di dematerializzazione.

Ogni azione attribuisce il diritto ad una parte proporzionale degli utili di cui sia deliberata la distribuzione e del patrimonio netto risultante dalla liquidazione, salvi i diritti stabiliti a favore delle azioni privilegiate e di risparmio, di cui ai successivi articoli 20 e 23.

Ogni azione ordinaria attribuisce il diritto di voto senza limitazione alcuna. Ogni azione privilegiata attribuisce il diritto di voto limitatamente alle materie di competenza dell’assemblea straordinaria e quando si deve deliberare in merito al Regolamento dell’Assemblea. Le azioni di risparmio sono prive del diritto di voto.

In caso di aumento del capitale sociale i possessori di azioni di ciascuna categoria hanno diritto proporzionale di ricevere in opzione azioni di nuova emissione della propria categoria e, in mancanza o per la differenza, di azioni di altra categoria (o delle altre categorie).

Il capitale sociale può essere aumentato anche con conferimenti in natura o di crediti mediante emissione di azioni ordinarie e/o privilegiate e/o di risparmio.

Le deliberazioni di emissione di nuove azioni privilegiate e di risparmio aventi le stesse caratteristiche di quelle in circolazione, per aumento del capitale e per conversione di azioni di altra categoria, non richiedono ulteriori approvazioni da parte di assemblee speciali.

In caso di loro esclusione dalle negoziazioni di borsa le azioni di risparmio, se al portatore, sono trasformate in azioni nominative ed hanno il diritto di percepire un dividendo maggiorato di 0,175 Euro, anziché di 0,155 Euro, rispetto al dividendo percepito dalle azioni ordinarie e privilegiate.

In caso di esclusione dalle negoziazioni delle azioni ordinarie, la maggiorazione del dividendo spettante alle azioni di risparmio, rispetto al dividendo percepito dalle azioni ordinarie e privilegiate, è aumentata a 0,2 Euro per azione.

Le spese necessarie per la tutela dei comuni interessi dei possessori di azioni privilegiate e di risparmio, per le quali è deliberata dalle loro assemblee speciali la costituzione dei rispettivi fondi, sono sostenute dalla società fino all’ammontare annuo di Euro 30.000 per ciascuna categoria.

Al fine di assicurare ai rappresentanti comuni dei possessori di azioni privilegiate e di risparmio adeguata informazione sulle operazioni che possono influenzare l’andamento delle quotazioni delle azioni, ai medesimi devono essere inviate tempestivamente, a cura dei legali rappresentanti, le comunicazioni relative alle predette materie.

Art. 7—Assemblee degli azionisti

L’assemblea è convocata anche fuori dal comune della sede sociale, purchè in Italia, mediante inserzione, nei termini di legge, di avviso sui quotidiani La Stampa e il Sole 24 Ore o in caso di mancata pubblicazione di tali entrambi quotidiani sulla Gazzetta Ufficiale della Repubblica Italiana. Nell’avviso possono essere previste la seconda e, limitatamente all’assemblea straordinaria, la terza convocazione.

L’assemblea ordinaria, essendo la società tenuta alla redazione del bilancio consolidato, deve essere convocata entro centottanta giorni dalla chiusura dell’esercizio sociale.

L’assemblea è inoltre convocata ogni qualvolta il consiglio di amministrazione lo ritenga opportuno e nei casi previsti dalla legge.

Art. 8—Intervento e rappresentanza in assemblea

Possono intervenire all’assemblea, o farsi rappresentare nei modi di legge, i titolari di diritto di voto che abbiano ottenuto dall’intermediario abilitato l’attestazione della loro legittimazione, comunicata alla società in conformità alla normativa applicabile, comprovante il deposito delle azioni in regime di dematerializzazione da almeno due giorni non festivi precedenti la riunione.

L’assemblea può essere tenuta con gli intervenuti dislocati in più luoghi, contigui o distanti, collegati con mezzi di telecomunicazione, nel rispetto del metodo collegiale e dei principi di buona fede e di parità di trattamento dei soci.

In tale evenienza:

•	sono indicati nell’avviso di convocazione i luoghi audio/video collegati a cura della società, nei quali gli intervenuti possono affluire, e la riunione si considera tenuta nel luogo ove sono presenti il presidente e il soggetto verbalizzante;

•	il presidente dell’assemblea, anche a mezzo del proprio ufficio di presidenza o dei preposti presenti nei luoghi audio/video collegati, deve poter garantire la regolarità della costituzione, accertare l’identità e la legittimazione degli intervenuti, regolare lo svolgimento dell’adunanza e accertare i risultati della votazione;

•	il soggetto verbalizzante deve poter percepire adeguatamente gli eventi assembleari oggetto di verbalizzazione;

•	gli intervenuti devono poter partecipare alla discussione e alla votazione simultanea sugli argomenti all’ordine del giorno.

Art. 9—Costituzione delle assemblee e validità delle deliberazioni

Le deliberazioni dell’assemblea, prese in conformità della legge e del presente statuto, vincolano tutti i soci, ancorché non intervenuti o dissenzienti.

L’assemblea ordinaria è regolarmente costituita: in prima convocazione, con la presenza di tanti azionisti che rappresentino almeno la metà del capitale avente diritto di voto; in seconda convocazione, qualunque sia la parte di capitale, con diritto di voto, rappresentata.

Le deliberazioni sono prese in ogni caso a maggioranza assoluta di voti, salvo che per la nomina degli amministratori, per la quale è sufficiente la maggioranza relativa, e per la nomina dei membri del collegio sindacale, cui si applica quanto previsto all’art. 17.

L’assemblea straordinaria è regolarmente costituita, in prima convocazione, con la partecipazione di tanti azionisti che rappresentino almeno la metà del capitale avente diritto di voto, mentre in seconda ed in terza convocazione, con la partecipazione di tanti azionisti che rispettivamente rappresentino più di un terzo e almeno un quinto del capitale stesso.

L’assemblea straordinaria delibera in prima, seconda e terza convocazione con il voto favorevole di almeno due terzi del capitale rappresentato in assemblea.

Sono fatte salve le particolari maggioranze previste dalla legge nonché le norme applicabili alle assemblee speciali di categoria.

Art. 10—Presidenza dell’assemblea

L’assemblea è presieduta dal presidente del consiglio di amministrazione o, in sua assenza, dal vice presidente, se nominato; in mancanza, da persona designata dall’assemblea stessa.

Il segretario è nominato dall’assemblea, su proposta del presidente. Nei casi di legge, o quando è ritenuto opportuno dal presidente dell’assemblea, il verbale è redatto da un notaio scelto dallo stesso presidente, nel qual caso non è necessaria la nomina del segretario.

Art. 11—Consiglio di amministrazione

La società è amministrata da un consiglio di amministrazione formato da un numero di componenti variabile da nove a quindici, secondo la determinazione fatta dall’assemblea.

Non può essere nominato amministratore chi ha compiuto il settantacinquesimo anno di età.

Nomina, revoca, cessazione, sostituzione e decadenza degli amministratori sono regolate dalla legge. Peraltro qualora, per dimissioni od altre cause, venga a cessare la maggioranza degli amministratori di nomina assembleare, l’intero consiglio si intenderà cessato e l’assemblea per la nomina del nuovo consiglio dovrà essere convocata d’urgenza dagli amministratori rimasti in carica.

Art. 12—Cariche sociali, comitati e compensi agli amministratori

II consiglio di amministrazione nomina fra i suoi componenti il presidente, un vice presidente, se lo ritiene opportuno, e uno o più amministratori delegati. In caso di assenza o impedimento del presidente il vice presidente, se nominato, ne assume le funzioni.

II consiglio di amministrazione può istituire un comitato esecutivo e/o altri comitati con funzioni e compiti specifici, stabilendone composizione e modalità di funzionamento. In particolare il consiglio istituisce un comitato per vigilare sul sistema di controllo interno e comitati per le nomine ed i compensi degli amministratori e dei dirigenti con responsabilità strategiche.

II consiglio di amministrazione può nominare anche uno o più direttori generali e può designare un segretario anche all’infuori dei suoi componenti.

I compensi spettanti al consiglio di amministrazione ed al comitato esecutivo sono determinati dall’assemblea e restano validi fino a diversa deliberazione. La remunerazione degli amministratori investiti di particolari cariche è stabilita dal consiglio di amministrazione, sentito il parere del collegio sindacale. L’assemblea può tuttavia determinare un importo complessivo per la remunerazione di tutti gli amministratori, inclusi quelli investiti di particolari cariche.

Art. 13—Riunioni e compiti del consiglio di amministrazione

Il consiglio di amministrazione si riunisce, su convocazione del presidente, di regola almeno trimestralmente e ogniqualvolta questi lo ritenga opportuno o quando ne facciano richiesta almeno tre amministratori o un amministratore cui siano stati delegati poteri.

Il Consiglio di Amministrazione può inoltre essere convocato, previa comunicazione al Presidente, da almeno due sindaci.

La convocazione avviene con comunicazione scritta corredata da tutti gli elementi utili per deliberare ed inviata almeno cinque giorni prima di quello fissato per la riunione, salvo i casi di urgenza.

Le riunioni sono presiedute dal presidente e, in caso di sua assenza, dal vice presidente, se nominato; in mancanza la presidenza è assunta da altro amministratore designato dal consiglio di amministrazione.

Nel corso delle riunioni, gli amministratori cui sono stati delegati poteri devono riferire con periodicità almeno trimestrale al consiglio di amministrazione ed al collegio sindacale sul generale andamento della gestione e sulla sua prevedibile evoluzione nonché sulle operazioni di maggior rilievo, per le loro dimensioni o caratteristiche, effettuate dalla società o dalle società controllate e ciascun amministratore deve riferire ogni interesse che, per conto proprio o di terzi, abbia in una determinata operazione della società.

Il consiglio di amministrazione valuta, sulla base delle informazioni ricevute, l’adeguatezza dell’assetto organizzativo, amministrativo e contabile della società, esamina i piani strategici, industriali e finanziari e valuta, sulla base della relazione degli organi delegati, il generale andamento della gestione.

È ammessa la possibilità per gli amministratori ed i sindaci di partecipare alle riunioni mediante mezzi di telecomunicazione. In tale evenienza la riunione si considera tenuta nel luogo in cui si trova il presidente della stessa e dove deve pure trovarsi il segretario; inoltre i partecipanti devono poter essere identificati e deve essere loro consentito di seguire la discussione, di intervenire in tempo reale alla trattazione degli argomenti affrontati e di ricevere, trasmettere o visionare documenti.

Art. 14—Deliberazioni del consiglio di amministrazione

Per la validità delle deliberazioni del consiglio di amministrazione è necessaria la presenza della maggioranza degli amministratori in carica. Le deliberazioni sono prese a maggioranza assoluta dei voti dei presenti; in caso di parità prevale il voto di chi presiede la riunione.

Delle deliberazioni si fa constare con verbali firmati dal presidente della riunione e dal segretario.

Art. 15—Poteri del consiglio di amministrazione

Il consiglio di amministrazione è investito, senza alcuna limitazione, dei più ampi poteri per l’amministrazione ordinaria e straordinaria della società, con facoltà di compiere tutti gli atti, anche di disposizione, ritenuti opportuni per il raggiungimento degli scopi sociali, nessuno escluso od eccettuato—ivi compresi quelli di consentire iscrizioni, surroghe, postergazioni e cancellazioni di ipoteche e privilegi sia totali che parziali, nonché fare e cancellare trascrizioni e annotamenti di qualsiasi specie, anche indipendentemente dal pagamento dei crediti cui le dette iscrizioni, trascrizioni e annotamenti si riferiscono—tranne quanto riservato per legge alla competenza dell’assemblea.

Il consiglio di amministrazione è inoltre competente, oltre che ad emettere obbligazioni non convertibili, ad assumere le deliberazioni concernenti:

•	l’incorporazione e la scissione di società, nei particolari casi previsti dalla legge,

•	l’istituzione o la soppressione di sedi secondarie,

•	l’indicazione di quali tra gli amministratori hanno la rappresentanza della società,

•	la riduzione del capitale in caso di recesso del socio,

•	gli adeguamenti dello statuto a disposizioni normative,

•	il trasferimento della sede sociale nel territorio nazionale.

Art. 16—Rappresentanza

La rappresentanza della società spetta agli amministratori che rivestono la carica di presidente del consiglio di amministrazione, vice presidente e amministratore delegato, in via fra loro disgiunta, per l’esecuzione delle deliberazioni del consiglio di amministrazione ed in giudizio, nonché per l’esercizio dei poteri loro conferiti dal consiglio stesso.

Il consiglio di amministrazione può inoltre delegare ad altri amministratori proprie attribuzioni con la relativa rappresentanza della società di fronte ai terzi ed in giudizio, ivi incluso il potere di rendere l’interrogatorio formale ai sensi di legge.

Art. 17—Nomina e requisiti dei sindaci

Il collegio sindacale è costituito da 3 sindaci effettivi e da 3 sindaci supplenti. Alla minoranza è riservata l’elezione di un sindaco effettivo e di un supplente.

Tutti i sindaci devono essere iscritti nel registro dei revisori contabili ed aver esercitato l’attività di controllo legale dei conti per un periodo non inferiore a tre anni.

La nomina del collegio sindacale avviene sulla base di liste presentate dagli azionisti nelle quali i candidati sono elencati mediante un numero progressivo. La lista si compone di due sezioni: una per i candidati alla carica di sindaco effettivo, l’altra per i candidati alla carica di sindaco supplente.

Hanno diritto a presentare le liste soltanto gli azionisti che, da soli o insieme ad altri, siano complessivamente titolari di azioni con diritto di voto rappresentanti almeno l’1% delle azioni ordinarie.

Ogni azionista, nonché gli azionisti appartenenti ad un medesimo gruppo, non possono presentare, neppure per interposta persona o società fiduciaria, più di una lista né possono votare liste diverse. Ogni candidato può presentarsi in una sola lista a pena di ineleggibilità.

Non possono essere inseriti nelle liste candidati che ricoprano già incarichi di sindaco effettivo in altre cinque società quotate, con esclusione delle società controllanti e controllate della Fiat S.p.A., o che non siano in possesso dei requisiti di onorabilità, professionalità e indipendenza stabiliti dalla normativa applicabile e dal presente articolo. I sindaci uscenti sono rieleggibili.

Le liste presentate devono essere depositate presso la sede della società almeno dieci giorni prima di quello fissato per l’assemblea in prima convocazione e di ciò sarà fatta menzione nell’avviso di convocazione.

Unitamente a ciascuna lista, entro il termine sopra indicato, sono depositate le dichiarazioni con le quali i singoli candidati accettano la candidatura e attestano, sotto la propria responsabilità, l’inesistenza di cause di ineleggibilità e di incompatibilità, nonché l’esistenza dei requisiti normativamente e statutariamente prescritti per le rispettive cariche. La lista per la quale non sono osservate le statuizioni di cui sopra è considerata come non presentata.

All’elezione dei sindaci si procede come segue:

1.	dalla lista che ha ottenuto in assemblea il maggior numero di voti sono tratti, in base all’ordine progressivo con il quale sono elencati nelle sezioni della lista, due sindaci effettivi e due sindaci supplenti;

2.	dalla seconda lista che ha ottenuto in assemblea il maggior numero di voti sono tratti, in base all’ordine progressivo con il quale sono elencati nelle sezioni della lista, il restante sindaco effettivo e l’altro sindaco supplente.

La presidenza del collegio sindacale spetta al primo candidato della lista che ha ottenuto il maggior numero di voti.

Qualora non sia possibile procedere alle nomine con il sistema di cui sopra, l’assemblea delibera a maggioranza relativa.

Nel caso vengano meno i requisiti normativamente e statutariamente richiesti, il sindaco decade dalla carica.

In caso di sostituzione di un sindaco, subentra fino alla scadenza dei sindaci in carica, ove disponibile, il primo supplente appartenente alla medesima lista di quello cessato, il quale abbia confermato l’esistenza dei requisiti prescritti per la carica. In caso di sostituzione del presidente tale carica è assunta dall’altro sindaco effettivo della medesima lista.

Le precedenti statuizioni in materia di elezione dei sindaci non si applicano nelle assemblee che devono provvedere alla nomina dei sindaci supplenti qualora ne sia rimasto in carica uno solo. In tali casi l’assemblea delibera a maggioranza relativa.

È ammessa la possibilità che le adunanze del collegio sindacale si tengano con mezzi di telecomunicazione. In tale evenienza la riunione si considera tenuta nel luogo di convocazione ove deve essere presente almeno un sindaco; inoltre i partecipanti devono poter essere identificati e deve essere loro consentito di seguire la discussione, di intervenire in tempo reale alla trattazione degli argomenti affrontati e di ricevere, trasmettere o visionare documenti.

Art. 18—Controllo contabile

Il controllo contabile è esercitato da una società di revisione avente i requisiti di legge.

Il conferimento e la revoca dell’incarico alla società di revisione e la determinazione del relativo compenso sono di competenza dell’assemblea.

La durata dell’incarico, i diritti, i compiti e le prerogative della società di revisione sono regolati dalla legge.

Art. 19—Esercizi sociali

L’esercizio chiude al 31 dicembre di ogni anno.

Art. 20—Ripartizione degli utili e dividendi

Gli utili netti risultanti dal bilancio annuale sono così destinati:

•	alla riserva legale il 5% fino a che questa non abbia raggiunto il quinto del capitale sociale;

•	alle azioni di risparmio fino a concorrenza di Euro 0,31 per azione;

•	ad ulteriore accantonamento a riserva legale, alla riserva straordinaria e/o ad utili portati a nuovo eventuali assegnazioni deliberate dall’assemblea;

•	alle azioni privilegiate fino a concorrenza di Euro 0,31 per azione;

•	alle azioni ordinarie fino a concorrenza di Euro 0,155 per azione;

•	alle azioni di risparmio e ordinarie in egual misura una ulteriore quota fino a concorrenza di Euro 0,155 per azione;

•	a ciascuna delle azioni ordinarie, privilegiate e di risparmio in egual misura gli utili che residuano di cui l’assemblea deliberi la distribuzione.

Quando in un esercizio sia stato assegnato alle azioni di risparmio un dividendo inferiore a 0,31 Euro la differenza è computata in aumento del dividendo privilegiato loro spettante nei due esercizi successivi.

I suddetti importi saranno proporzionalmente adeguati in caso di modificazione del valore nominale delle azioni.

Il consiglio di amministrazione, nel corso dell’esercizio ed in quanto lo ritenga opportuno in relazione alle risultanze della gestione, verificate le condizioni di legge, può deliberare il pagamento di acconti sul dividendo per l’esercizio stesso.

I dividendi non riscossi entro il quinquennio dal giorno in cui sono divenuti esigibili si prescrivono a favore della società.

Art. 21—Recesso degli azionisti

Il diritto di recesso è disciplinato dalla legge, fermo restando che non hanno diritto di recedere gli azionisti che non hanno concorso all’approvazione delle deliberazioni riguardanti la proroga del termine e l’introduzione o la rimozione di vincoli alla circolazione delle azioni.

I termini e le modalità dell’esercizio del diritto di recesso, i criteri di determinazione del valore delle azioni ed il relativo procedimento di liquidazione sono regolati dalla legge.

Art. 22—Domicilio degli azionisti

Il domicilio degli azionisti, relativamente a tutti i rapporti con la società, è quello risultante dal libro dei soci.

Art. 23—Liquidazione

La liquidazione della società ha luogo nei casi e secondo le norme di legge. L’assemblea nomina uno o più liquidatori e ne determina i poteri. In caso di liquidazione il patrimonio sociale è così ripartito in ordine di priorità:

•	alle azioni di risparmio fino a concorrenza del loro valore nominale;

•	alle azioni privilegiate fino a concorrenza del loro valore nominale;

•	alle azioni ordinarie fino a concorrenza del loro valore nominale;

•	alle azioni delle tre categorie, in egual misura, l’eventuale residuo.

NOTE ABOUT TRANSLATION:

The following is an English translation of the original Italian-language text. In preparing this translation, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. However, differences may occur in translation. In the event of any such differences or other doubts, the original Italian text shall prevail.

In addition, in this translation, Italian legal concepts are expressed in English terms. These concepts as used and understood in Italy may not be identical to those described by the English terms as such terms may be used and understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION OF FIAT S.p.A.

Art. 1—Name

A Joint Stock Company is hereby incorporated under the name of “FIAT Società per Azioni”.

The name may be written in either capital or small letters, with or without punctuation marks.

Art. 2—Registered Office

The Company’s registered office is located in Turin.

Art. 3—Objects

The objects of the Company are: the carrying out, through wholly or partially owned companies or other entities, or directly, of activities relating to the passenger and commercial vehicles, transport, mechanical engineering, agricultural equipment, energy and propulsion industries, as well as any other manufacturing, commercial, financial or other activities and services.

In order to achieve the above objects and within their scope the Company may:

•	operate, among others, in the mechanical, electrical, electromechanical, thermomechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in the fields of telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other activities in the field of services;

•	acquire shareholdings and equity interests in companies and enterprises of any kind and form; purchase, sell and place shares, quotas and debentures;

•	finance wholly or partially owned companies and entities, and carry on the technical, commercial, financial and administrative coordination of their activities;

•	acquire, in its own interest and in the interests of wholly or partially owned companies and entities, ownership of rights on intangible assets providing for their use by such companies and entities;

•	promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof;

•	carry out, in its own interest and in the interests of wholly or partially owned companies and entities, any transaction whatsoever concerning personal and real property, finance, trade, and association including loans and financing in general and granting, also in favor of third parties, of guarantees, suretyships and warranties, secured and unsecured by mortgage.

Art. 4—Duration

The Company is established for a period ending on December 31, 2100.

Art. 5—Capital stock

The capital stock of the Company amounts to 4,918,113,540 euros and comprises 800,417,598 ordinary shares, 103,292,310 preference shares and 79,912,800 savings shares, all with a par value of 5 euros each.

Pursuant to the resolutions approved by the Board of Directors on December 10, 2001 and June 26, 2003, the amount of the Company’s capital stock may be raised, through a contributory capital increase, by a maximum of 81,886,460 euros by issuing up to 16,377,292 ordinary shares with a par value of 5 euros each, to be issued on February 1, 2007 following exercise of the “FIAT Ordinary Share Warrants 2007”.

Until September 11, 2007, the Directors shall have the power to increase the capital stock, on one or more occasions, to a maximum of 8 billion euros and may float one or more convertible bond issues to the same maximum amount.

Increases in capital made pursuant to said powers may, within a limit of 1% of the capital stock, be reserved for employees of the Company and/or its subsidiaries, in accordance with procedures and criteria established by the Board of Directors.

Capital stock increases deriving from the exercise of powers delegated to the Board, including those required by the conversion of debentures or the exercise of warrants, shall be implemented through the issue of shares belonging to the existing classes of shares.

The Extraordinary Stockholders’ Meeting, in a resolution approved on September 12, 2002, ordered that the Directors, pursuant to the delegation of powers discussed above and to the specific terms and conditions therein contained, approve a capital increase reserved for the banks specified in said resolution, as allowed under Paragraph Seven of Article 2441 of the Italian Civil Code, and that the newly issued ordinary shares be subscribed and paid in through the setoff of loans up to a maximum of 3 billion euros of the principal.

Art. 6—Classes of Shares and Common Representative

Ordinary and preference shares are registered shares. Savings shares can be either bearer or registered shares, at the option of their holder or as required by law. All shares are issued in dematerialized form.

Each share conveys the right to a proportionate share of the earnings available for distribution and of the residual net assets upon liquidation, without harming the rights of preference and savings shares, which are discussed in Articles 20 and 23 below.

Each ordinary share conveys the right to vote without any restrictions whatsoever. Each preference share conveys the right to vote only on issues that are within the purview of the Extraordinary Stockholders’ Meeting and on resolutions concerning Regulations for Stockholders’ Meetings. Savings shares are not entitled to vote.

When the capital stock is increased, the holders of each class of shares have the right to receive a proportionate number of newly issued shares of the same class, or of another class (or classes) if shares of the same class are not available or their number is insufficient.

The Company’s capital stock may also be increased by issuing ordinary and/or preference and/or savings shares in exchange for the contribution of assets or the cancellation of accounts payable.

Resolutions authorizing the issuance of new preference or savings shares with the same characteristics as those already outstanding in connection with capital increases and the conversion of shares into shares of another class do not require further approval by Special Stockholders’ Meetings.

If the savings shares are delisted, they shall be transformed into registered shares if originally bearer shares, and they shall have the right to a higher dividend increased by 0.175 euros, rather than 0.155 euros, with respect to the dividend received by the ordinary and preference shares.

If the ordinary shares are delisted, the higher dividend received by the savings shares with respect to the dividend received by ordinary and preference shares shall be increased by 0.2 euros per share.

The outlays needed to safeguard the common interests of the holders of preference and savings shares, which are financed with reserves established for that purpose by the respective Special Stockholders’ Meetings, shall be borne by the Company up to a maximum annual amount of 30,000 euros for each class of shares.

In order to provide the Common Representatives of the holders of preference and savings shares with adequate information about transactions that may affect share prices, the Company’s legal representatives shall promptly inform the Common Representatives of any such issues.

Art. 7—Stockholders’ Meetings

The Stockholders’ Meeting may be convened at the Company’s Registered Office, or elsewhere in Italy, by means of a Notice published within statutory deadlines in the newspapers La Stampa and Il Sole 24 Ore or, if both these newspapers are not published, in the Official Gazette of the Republic of Italy. The Notice may provide for a second call and, in the case of Extraordinary Stockholders’ Meetings only, a third call.

Since the company is required to prepare consolidated financial statements, it must convene an Ordinary Stockholders’ Meeting within 180 days after the end of the fiscal year.

A Stockholders’ Meeting may also be convened whenever the Board of Directors deems it appropriate and must be convened when required by law.

Art. 8—Attendance and Representation at Stockholders’ Meetings

Stockholders who are entitled to vote may attend the Meeting or be represented at it pursuant to law if they have obtained certification from an authorized intermediary, and if this has been communicated to the Company ahead of time in accordance with the applicable statute. This certificate must attest to their right to attend the Meeting and to deposit of their dematerialized shares at least two non-holidays before the Meeting.

Stockholders may attend Meetings from multiple contiguous or remote locations that are linked by means of telecommunication systems, acting in accordance with the rules of collegiality, the principles of good faith and equal treatment for all stockholders. In such cases:

•	The Notice of the Stockholders’ Meeting must list the audio/video linkup locations where the attendees can convene, and the Meeting will be deemed to have been held at the location where the Chairman and the person drawing up the Minutes of the Meeting are present;

•	The Chairman of the Meeting, using the resources of his/her office, or the officers of the Meeting who are present at the various linkup locations, shall ensure that the meeting is duly convened, ascertain the identity of the attendees and their right to attend the Meeting, manage the Meeting and verify the results of any votes;

•	The person drawing up the Minutes of the Meeting must be able to adequately hear and see sufficiently well any Meeting developments that require inclusion in the Minutes;

•	The attendees must be allowed to participate in the discussion and cast votes simultaneously on the items on the Agenda.

Art. 9—Convening of Stockholders’ Meetings and Adoption of Valid Resolutions

Resolutions adopted by the Stockholders’ Meeting pursuant to law and these Articles of Association are binding on all stockholders, including those who are absent or dissenting.

Ordinary Meetings are properly constituted on first call by the attendance of stockholders representing at least one half of the capital stock entitled to vote; on second call, by the attendance of stockholders representing any portion of the capital stock entitled to vote.

Resolutions are always adopted by an absolute majority of the votes, except for the election of Directors, which requires only a relative majority, and the election of Statutory Auditors, which is governed by the provisions of Article 17.

An Extraordinary Stockholders’ Meeting is duly convened, on the first call, if stockholders representing at least half of the voting capital are present. On the second call and third call, the stockholders in attendance must represent more than one-third and at least one-fifth, respectively, of the voting capital.

An Extraordinary Stockholders’ Meeting can adopt a resolution, on the first, second or third call, with the favorable vote of at least two-thirds of the capital represented at the Meeting.

The foregoing provisions have no effect on special majorities required pursuant to law or on the provisions that govern Special Meetings for holders of shares of a single class.

Art. 10—Chairmanship of the Stockholders’ Meetings

At Stockholders’ Meetings, the Chair is taken by the Chairman of the Board or, in his absence, by the Vice Chairman, if appointed; in their absence, by a person designated by the meeting.

The Secretary is appointed by the meeting upon proposal of the Chairman. Where the law so provides, or when it is deemed appropriate by the Chairman of the meeting, the minutes may be drawn up by a notary public designated by the Chairman himself, in which case there is no need to appoint a Secretary.

Art. 11—Board of Directors

The Company is managed by a Board of Directors consisting of a number varying from nine to fifteen members, as determined by the Stockholders’ Meeting.

No one over the age of 75 shall be appointed as a Director.

The appointment, revocation, expiration of the term of office, replacement or lapsing of Directors is governed by the applicable statutes. However, if as a result of resignations or other reasons the majority of the Directors elected by the Stockholders’ Meeting is no longer in office, the term of office of the entire Board of Directors will be deemed to have expired, and a Stockholders’ Meeting will be convened on an urgent basis by the Directors still in office for the purpose of electing a new Board of Directors.

Art. 12—Corporate Offices, Committees and Directors’ fees

The Board of Directors shall appoint from among its members a Chairman, a Vice Chairman, if deemed advisable, and one or more Chief Executive Officers. In the case of the absence or incapacity of the Chairman, the Vice Chairman, if appointed, will assume his functions.

The Board of Directors may set up an Executive Committee and/or other Committees with specific functions and tasks, fixing its/their composition and operating procedures. More specifically, the Board of Directors shall establish a Committee to supervise the Internal Control System and Committees for the nomination and compensation of Directors and senior managers with strategic responsibilities.

The Board of Directors may also appoint one or more Chief Operating Officers and may designate a Secretary, who need not be a member of the Board.

The fees payable to the Directors and members of the Executive Committee shall be determined by the Stockholders Meeting and will be effective until the Meeting resolves otherwise. The compensation of the Directors vested with particular offices shall be determined by the Board of Directors, after having received the opinion of the Statutory Auditors. Nevertheless, the Stockholders Meeting may determine an aggregate amount for compensation of all the Directors, including those vested with particular offices.

Art. 13—Meetings of the Board of Directors

Meetings of the Board of Directors are convened by the Chairman at least once every quarter and whenever the Chairman deems it appropriate, or when requested by at least three Directors or by one of the Directors to whom powers have been delegated.

The Board of Directors can also be called, after the Chairman has been informed, by at least two statutory auditors.

Meetings are called by written notice, containing all elements necessary for the discussion, to be sent at least five days before the day on which the meeting is to be held, except in cases of urgency.

Meetings are presided over by the Chairman or, in his absence, by the Vice Chairman, if appointed; in their absence the Chair shall be taken by another Director designated by the Board.

In the course of meetings, the Directors to whom powers have been delegated must report to the Board of Directors and the Board of Statutory Auditors at least once every quarter on their activities and business outlook, as well as on transactions carried out by the Company or its subsidiaries that are particularly significant in terms of size or characteristics, and each Director is required to disclose any interest that he/she may have, either directly or on behalf of third parties, in any transaction to which the Company is a party.

Based on the information it receives, the Board of Directors evaluates the adequacy of the Company’s organization, administrative structure and accounting system; reviews the Company’s strategic, industrial and financial plans; and based on reports provided by the bodies with delegated powers, assesses the general performance of the Company’s operations.

Directors and Statutory Auditors may attend meetings by means of telecommunication systems. In such cases, the meeting is deemed to have been held at the location where both the meeting’s Chairman and Secretary are present. In addition, it must be possible to identify the attendees, and they must be able to follow the proceedings, intervene in real time in the discussion of the topics on the Agenda and receive, send or view documents.

Art. 14—Resolutions of the Board of Directors

The Board’s resolutions shall be valid if the majority of Directors in office are present. Resolutions are passed by an absolute majority of votes of the Directors present. In the case of a tie, the Chairman of the meeting shall have the casting vote.

Resolutions shall be recorded in minutes, to be signed by the Chairman of the meeting and the Secretary.

Art. 15—Powers of the Board of Directors

The Board is vested, without any limitation, with full powers for the ordinary and extraordinary management of the Company, with the authority to carry out all transactions, including disposals, deemed appropriate to achieve the Company’s purposes, excluding and excepting none—including the granting of mortgages or liens, on the whole or part of property, to be registered, postponed and cancelled, as well as effecting or canceling registrations or notes of any kind, also regardless of the payment of debts which such registrations or notes relate to—with the exception of those transactions which are reserved by law to the competence of the Stockholders’ Meeting.

In addition to the power to issue nonconvertible bonds, the Board of Directors is also authorized to adopt resolutions concerning:

•	The absorption and demerger of companies, when specifically allowed by law;

•	The opening or closing of secondary offices;

•	The designation of Directors empowered to represent the Company;

•	The reduction of capital stock when stockholders exercise the right to have their shares redeemed;

•	The amendment of the Articles of Association that reflect changes in the law;

•	The transfer of the Company’s registered office to another location in Italy.

Art. 16—Representation

The representation of the Company is invested in the Directors who serve as Chairman of the Board, Vice Chairman and Chief Executive Officer, separately, for the execution of the resolutions of the Board of Directors and in legal proceedings, as well as for the execution of the powers conferred on them by the Board.

The Board of Directors may also delegate to other Directors the power granted to it to represent the Company vis-à-vis third parties and in legal proceedings, including the power to provide formal depositions when required by law.

Art. 17—Appointment and Qualifications of the Statutory Auditors

The Board of Statutory Auditors is composed of 3 regular members and 3 alternate members. The minority has the right to appoint one regular and one alternate auditor.

All statutory auditors must be entered in the register of auditors and possess at least three years’ experience as a statutory account auditor.

The Board of Statutory Auditors is appointed on the basis of lists presented by stockholders on which candidates are listed in numerical order. The list consists of two sections: one for candidates to the office of regular auditor, the other for candidates to the office of alternate auditor.

Only those stockholders who, alone or with others, hold in total voting shares representing at least 1% of the ordinary shares have the right to present lists of candidates.

No single stockholder, nor stockholders belonging to the same group, can present, even by means of third parties or a trustee company, more than one list, nor can they vote for different lists. Each candidate can be present in one list only, otherwise he will be considered ineligible.

Candidates who already serve as Statutory Auditors in five other publicly traded companies, not counting the controlling companies and subsidiaries of Fiat S.p.A., or fail to meet the requirements of integrity, professionalism and independence set forth in the pertinent statute and this article may not be included in lists of candidates. Statutory Auditors whose term of office has expired may be reelected.

The lists presented must be deposited at the company’s offices at least ten days prior to the date set for the Meeting on first call, and mention of such term must be made in the document calling the Meeting.

Together with each list and within the time limit indicated above, declarations will be deposited in which single candidates accept the candidature and, on their own responsibility, state that there are no grounds for ineligibility or incompatibility, and that they fulfil the requirements laid down by law and by the company’s Articles of Association for the offices in question. Any list for which the above conditions are not observed will be considered as not presented.

The statutory auditors are elected as follows:

1.	two regular auditors and two alternate auditors are drawn from the list that has obtained most votes at the Stockholders’ Meeting, on the basis of the numerical order under which they appear in each section of the list;

2.	the remaining regular auditor and the other alternate auditor are drawn from the second list that has obtained most votes at the Stockholders’ Meeting, on the basis of the numerical order under which they appear in each section of the list.

The chairmanship of the Board of Statutory Auditors will go to the first candidate from the list that has obtained most votes.

Should it be impossible to proceed with the appointment according to the above described system, the Stockholders’ Meeting shall resolve by relative majority.

Where the requirements of the law or company articles are not met, the statutory auditor forfeits his office.

In the event of a statutory auditor being replaced, the first alternate auditor, if available, belonging to the same list as the auditor being substituted and after having confirmed the existence of the prescribed requirements, will join the Board for the remainder of the auditors’ term of office. In the event of a replacement of the Chairman, the office will be taken over by the other regular statutory auditor belonging to the same list.

Prior conditions in matters of the appointment of statutory auditors do not apply to Statutory Meetings that have to appoint alternate auditors in the case only one auditor has remained in office. In such cases, the Stockholders’ Meeting resolves by relative majority.

Meetings of the Statutory Auditors may be held by means of telecommunication systems. In such cases, the meeting is deemed to have been held at the location where it was convened and where at least one Statutory Auditor was to be present. In addition, it must be possible to identify the attendees, and they must be able to follow the proceedings, intervene in real time in the discussion of the topics on the Agenda and receive, send or view documents.

Art. 18—Independent Audits

Independent audits are performed by external auditors who meet statutory requirements.
The Stockholders’ Meeting has jurisdiction over the granting and revocation of the audit assignment to external auditors and the determination of the applicable fee.
The duration of the assignment, as well as the rights, duties and prerogatives of external auditors are governed by the applicable statute.

Art. 19—Financial Year

The Company’s financial year ends on December 31 each year.

Art. 20—Allocation of Net Income

The net income for the year resulting from the annual financial statements shall be allocated as follows:

•	to the Legal Reserve, 5% of net income until this reserve reaches one fifth of the capital stock;

•	to savings shares, a dividend of up to 0.31 euros per share;

•	to the Legal Reserve (additional allocation), to the Extraordinary Reserve and/or to retained earnings, such allocations as shall be decided by the Annual General Meeting of Stockholders;

•	to preference shares, a dividend of up to 0.31 euros per share;

•	to ordinary shares, a dividend of up to 0.155 euros per share;

•	to savings shares and ordinary shares, in equal proportions, an additional dividend of up to 0.155 euros per share;

•	to each ordinary, preference and savings shares, in equal proportions, the balance of the net income which the Stockholders’ Meeting resolves to distribute.

When the dividend paid to savings shares in any year amounts to less than 0.31 euros, the difference shall be added to the preferred dividend to which they are entitled in the following two years.

In case of modification of the par value of shares, the abovementioned amounts will be on a pro-rata basis.

During the course of the year, if the results of the Company’s operations justify it and the law allows it, the Board of Directors may authorize the payment of interim dividends.

Dividends not collected within five years from the day they became payable shall be forfeited to the benefit of the Company.

Art. 21—Stockholders’ Right to Have Their Shares Redeemed

The right of stockholders to have their shares redeemed is governed by the applicable statute, it being understood that this right is not available to stockholders who, either because absent or dissenting, did not vote in support of resolutions extending duration or introducing or removing restrictions on the circulation of shares.

The terms and procedures for the exercise of this right, the criteria used to determine share values and the share redemption process are governed by the applicable statute.

Art. 22—Stockholders’ Domicile

The stockholders’ domicile, for all matters concerning his or her relationship with the Company, is that recorded in the book of stockholders.

Art. 23—Liquidation of the Company

The Company shall be put into liquidation in the cases provided for and in accordance with the terms of the law.

The Stockholders’ Meeting shall appoint one or more liquidators and determine their powers. In the event of liquidation, the Company’s assets shall be distributed in the following order:

•	to the savings shares up to their par value;

•	to the preference shares up to their par value;

•	to the ordinary shares up to their par value;

•	the balance, if any, to shares of all three classes in equal proportions.